FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                         FILE NUMBER 333-61413



         SIXTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Sixth Prospectus Supplement (the "Sixth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement") and the Fifth Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement are hereby supplemented to reflect the gifts made by Onpac Partners to (i) Andrew Astrachan in the amount of 1,301 Shares; (ii) Donald Schupak in the amount of 1,301 Shares; and (iii) David Sachs in the amount of 650 Shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement. This Sixth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the


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Second  Prospectus  Supplement,  the Third  Prospectus  Supplement,  the  Fourth
Prospectus Supplement and the Fifth Prospectus Supplement. Capitalized terms used in this Sixth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.




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        THE DATE OF THIS SIXTH PROSPECTUS SUPPLEMENT IS DECEMBER 1, 1998

                              SELLING STOCKHOLDERS

         On November 18, 1998, three thousand two hundred fifty-two (3,252) of the Shares beneficially owned by Onpac Partners reflected in the Prospectus and the First Prospectus Supplement were gifted to the following individuals in the indicated amounts: (i) Andrew Astrachan in the amount of 1,301 Shares; (ii) Donald Schupak in the amount of 1,301 Shares; and (iii) David Sachs in the amount of 650 Shares. The table of Selling Stockholders in the Prospectus and the First Prospectus Supplement are hereby amended to reflect such gifts and supplemented to specifically include Shares received in such gifts.